Exhibit 99.1

Caterpillar Financial Services Corporation
1Q 2015 Earnings Release
April 23, 2015

FOR IMMEDIATE RELEASE

Cat Financial Announces First-Quarter 2015 Results

Cat Financial reported first-quarter 2015 revenues of $689 million, a decrease of $22 million, or 3 percent, compared with the first quarter of 2014. First-quarter 2015 profit after tax was $133 million, a $2 million, or 2 percent, increase from the first quarter of 2014.
The decrease in revenues was primarily due to a $13 million unfavorable impact from lower average financing rates and a $7 million unfavorable impact from lower average earning assets.
Profit before income taxes was $187 million for the first quarter of 2015, compared with $182 million for the first quarter of 2014. The increase was primarily due to a $19 million decrease in provision for credit losses, partially offset by a $7 million decrease in net yield on average earning assets and a $3 million unfavorable net impact from lower average earning assets.
The provision for income taxes reflects an estimated annual tax rate of 28 percent in the first quarter of 2015, compared with 26 percent in the first quarter of 2014. The increase in the estimated annual tax rate is primarily due to changes in the geographic mix of pre-tax profits.
During the first quarter of 2015, retail new business volume was $2.47 billion, a decrease of $329 million, or 12 percent, from the first quarter of 2014. The decrease was primarily related to lower volume in Latin America, Asia and Mining, partially offset by increases in North America.
At the end of the first quarter of 2015, past dues were 3.08 percent, compared with 2.17 percent at the end of 2014. The increase in past dues compared to year-end 2014 was primarily due to the performance of the Latin American and Mining portfolios and seasonality impacts. At the end of the first quarter of 2014, past dues were 2.56 percent. Write-offs, net of recoveries, were $12 million for the first quarter of 2015, compared with $39 million for the first quarter of 2014.
As of March 31, 2015, Cat Financial's allowance for credit losses totaled $392 million or 1.38 percent of net finance receivables, compared with $401 million or 1.36 percent of net finance receivables at year-end 2014. The allowance for credit losses as of March 31, 2014, was $384 million or 1.29 percent of net finance receivables.

"Our business continues to perform well, reflecting a stable portfolio and a diversified funding platform," said Kent Adams, president of Cat Financial and vice president with responsibility for the Financial Products Division of Caterpillar Inc. "The global Cat Financial team delivered solid results and we continue to be well positioned to serve Caterpillar, Cat® dealers and customers worldwide."
For over 30 years, Cat Financial, a wholly owned subsidiary of Caterpillar Inc., has been providing financial service excellence to customers. The company offers a wide range of financing alternatives to customers and Cat dealers for Cat machinery and engines, Solar® gas turbines and other equipment and marine vessels. Cat Financial has offices and subsidiaries located throughout North and South America, Asia, Australia and Europe, with its headquarters in Nashville, Tennessee.

Caterpillar contact: Rachel Potts, 309-675-6892 or 309-573-3444, Potts_Rachel_A@cat.com

STATISTICAL HIGHLIGHTS:

FIRST-QUARTER 2015 VS. FIRST-QUARTER 2014
(ENDED MARCH 31)
(Millions of dollars)

	2015	2014	CHANGE
Revenues	$689	$711	(3)%
Profit Before Income Taxes	$187	$182	3%
Profit After Tax	$133	$131	2%
Retail New Business Volume	$2,466	$2,795	(12)%
Total Assets	$34,341	$35,542	(3)%

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this earnings release may be considered "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may relate to future events or our future financial performance, which may involve known and unknown risks and uncertainties and other factors that may cause our actual results, levels of activity, performance or achievement to be materially different from those expressed or implied by any forward-looking statements. From time to time, we may also provide forward-looking statements in oral presentations to the public or in other materials we issue to the public. Forward-looking statements give current expectations or forecasts of future events about the company. You may identify these statements by the fact that they do not relate to historical or current facts and may use words such as "believes," "expects," "estimates," "anticipates," "will," "should," "plan," "project," "intend," "could" and similar words or phrases. These statements are only predictions. Actual events or results may differ materially due to factors that affect international businesses, including changes in economic conditions and disruptions in the global financial and credit markets, and changes in laws and regulations (including regulations implemented under the Dodd-Frank Wall Street Reform and Consumer Protection Act) and political stability, as well as factors specific to Cat Financial and the markets we serve, including the market's acceptance of our products and services, the creditworthiness of our customers, interest rate and currency rate fluctuations and estimated residual values of leased equipment. These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. We cannot predict these new risk factors, nor can we assess the impact, if any, of these new risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. Moreover, we do not assume responsibility for the accuracy and completeness of those statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K for the fiscal year ended December 31, 2014, that describe risks and factors that could cause results to differ materially from those projected in the forward-looking statements. Cat Financial undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.